                                                                      Exhibit 19

Consolidated Summary of Earnings (unaudited)

                                                   Three Months Ended           Six Months Ended
                                                        June 30,                    June 30,
(in thousands, except earnings per share)           1999         1998          1999          1998
--------------------------------------------------------------------------------------------------
Net sales                                         $28,544      $32,108      $ 59,058      $ 63,795
Cost of goods sold                                 24,808       26,695        52,693        53,069
--------------------------------------------------------------------------------------------------
     Gross profit                                   3,736        5,413         6,365        10,726
Income on the sale of installment receivables       2,017        1,699         4,068         3,500
Interest income on installment receivables            341          378           696           808
Other operating income                                106          321           362           742
Selling, general and administrative expenses       (7,292)      (6,829)      (14,614)      (13,612)
Interest expense                                   (1,043)        (700)       (1,981)       (1,285)
--------------------------------------------------------------------------------------------------
     Earnings (loss) before income taxes           (2,135)         282        (5,104)          879
Income taxes                                         (773)         110        (1,901)          338
--------------------------------------------------------------------------------------------------
     Net earnings (loss)                          $(1,362)     $   172      $ (3,203)     $    541
==================================================================================================
Basic earnings (loss) per share                   $ (0.40)     $  0.05      $  (0.93)     $   0.16
--------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                 $ (0.40)     $  0.05      $  (0.93)     $   0.15
--------------------------------------------------------------------------------------------------
Basic number of shares outstanding (000)            3,453        3,450         3,453         3,448
--------------------------------------------------------------------------------------------------
Diluted number of shares outstanding (000)          3,453        3,521         3,453         3,520
==================================================================================================

Consolidated Summary Balance Sheets (unaudited)

                                                              Six Months Ended
                                                                  June 30,              December 31,
                                                             1999          1998            1998
-------------------------------------------------------------------------------------------------
Assets
     Receivables, net                                      $ 21,618       $ 24,257       $ 23,273
     Inventories                                             46,432         47,014         51,089
     Other current assets                                     6,591          6,155          8,427
-------------------------------------------------------------------------------------------------
          Total current assets                               74,641         77,426         82,789
     Installment receivables, less current portion           13,896         15,124         14,616
     Property, plant and equipment, net                      22,320         23,326         22,724
     Other assets                                            18,041         12,761         17,121
-------------------------------------------------------------------------------------------------
          Total assets                                     $128,898       $128,637       $137,250
=================================================================================================
Liabilities and Shareholders' Equity
     Current portion of long-term debt                     $ 13,470       $  1,000       $ 11,380
     Other current liabilities                               16,110         14,001         17,800
-------------------------------------------------------------------------------------------------
          Total current liabilities                          29,580         15,001         29,180
     Long-term debt, less current portion                    38,517         46,330         42,817
     Other liabilities                                        2,912          6,147          3,978
     Shareholders' equity                                    57,889         61,159         61,275
-------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity       $128,898       $128,637       $137,250
-------------------------------------------------------------------------------------------------

August 5, 1999

    Our Board of Directors has authorized Lehman Brothers, the Company's investment banker, to seek potential buyers for the Retail Financing businesses, Keyboard Acceptance Corporation and Signature Leasing Corporation. Baldwin, which has been financing keyboard instruments for almost 100 years, is among the category's market leaders.

    For the second quarter, we reported a net loss of $1,362,000, or 40 cents per share, on sales of $28.5 million. A year ago, the Company reported net income of $172,000, or 5 cents per share, on sales of $32.1 million. For the first half, we reported sales of $59.1 million and a net loss of $3,203,000, or 93 cents per share, including a loss of 27 cents per share related to restructuring and other non-recurring costs associated with the consolidation of grand piano assembly operations. Last year, the Company reported first-half net income of $541,000, or 16 cents per share, on sales of $63.8 million.

    The sharp decline in first-half Music sales was primarily the result of dealer inventories swollen by 1998 purchases of bargain-priced pianos. However, the flow of Asian piano imports and dealer inventories appear to be approaching near-normal levels. As part of our ongoing effort to improve long-term performance, we reduced total headcount by more than 12 percent during the first half and cut debt by $2.2 million, a direct result of the Company's ongoing effort to trim inventories and receivables.

    Portfolio growth pushed first-half Retail Financing revenues to $4.8 million, up 11 percent from the same period last year. At Contract Electronics, first-half sales grew 7 percent to $23.1 million, up from $21.6 million a year ago.

    We do not believe that Baldwin's current market capitalization fairly values our Retail Financing unit, and in keeping with our commitment to enhance shareholder value we have decided to sell this business. Retail Financing has evolved into a successful business for Baldwin, but the investment required to finance its growth has limited the Company's capital resources. The sale, which should result in a significant one-time gain, should enhance shareholder value, reduce debt levels and increase available capital.

Karen L. Hendricks
Chairman, Chief Executive Officer and President

Music Products Division

Grand pianos, vertical pianos, computerized auto-player piano systems and digital pianos.

Company owned retail outlets in Atlanta, Georgia; Cincinnati, Ohio; Indianapolis and Fort Wayne, Indiana; Lexington and Louisville, Kentucky;

Lansing, Michigan; Memphis, Tennessee.

Independent keyboard dealers (400).

Retail Financing Division

Point-of-sale consumer financing for new and used pianos, and special promotion programs.

Piano leasing programs.

Contract Electronics Division

Printed circuit board assemblies, design, engineering, testing, electro-mechanical and mechanical assemblies, post-production repair and order fulfillment.

Home Office

4680 Parkway Drive, Suite 200, Mason, OH 45040-7198, (513) 754-4500 e-mail:
baldwin@bpao.com web sites: www.baldwinpiano.com or www. pianovelle.com

Manufacturing Locations

Conway, Fayetteville and Trumann, Arkansas; Greenwood, Mississippi; Juarez,
Mexico

Registrar and Transfer Agent

The Provident Bank, One East Fourth Street,
Cincinnati, OH 45202

Baldwin Piano & Organ Company common stock is traded on The Nasdaq National Market; Symbol: BPAO